EXHIBIT 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement") is by and between John C. Earley, Jr. ("Mr. Earley") and Gulf South Pipeline Company, LP ("Gulf South"), Gulf Crossing Pipeline Company LLC ("Gulf Crossing"), Texas Gas Transmission, LLC ("Texas Gas"), Boardwalk GP, LLC (“Boardwalk GP”) and Boardwalk Operating GP, LLC ("Boardwalk Operating") (Gulf South, Gulf Crossing, Texas Gas, Boardwalk GP and Boardwalk Operating are collectively referred to herein as the "Company").

1. Separation Date.  Mr. Earley's employment with the Company has terminated effective May 2, 2008 (the "Separation Date").

2. Consulting Services.  In consideration of the payment set forth in Section 4.2 of this Agreement, for a period of six months from the Separation Date, Mr. Earley shall serve as a Consultant to the Company and its subsidiaries or affiliates providing construction, engineering and operational consulting services only when requested by Mr. Gafvert, the Company's CEO.  Mr. Earley's consulting services for the Company shall terminate on November 2, 2008, without the necessity of any notice or other action by the Company.

As a Consultant, Mr. Earley shall serve as an independent contractor, and not an employee, of the Company or any of its subsidiaries or affiliates.  Mr. Earley shall have the right to control the details of the consulting services he shall provide to the Company, provided however, Mr. Earley shall with reasonable notice be available during normal business hours and for trips to the field should he be requested by Mr. Gafvert.  Mr. Earley shall work with the Company to ensure that his actions as a Consultant are consistent with the goals and objectives of the Company and the subsidiary or affiliate that has requested his services.  As a Consultant, Mr. Earley shall not be entitled to receive any Company benefits, such as employee benefits, in connection with his consulting services.  Mr. Earley shall supply all equipment and supplies necessary for his consulting services.  Mr. Earley shall control the hours of his work.  Mr. Earley shall also control the location of his work, however, there may be occasions when Mr. Earley is expected to meet with Company officials at a Company facility or other designated location.  Mr. Earley shall be free to hire assistants in providing consulting services and shall be free to provide consulting services to his other clients.  Mr. Earley shall be responsible for the payment of all out-of-pocket expenses associated with his provision of consulting services to the Company, provided however, the Company shall reimburse Mr. Earley for the reasonable cost of any travel or related expenses incurred at the Company's expressed written direction, but in no event shall any such reimbursements be made after the last day of the calendar year following the calendar year that the expense was incurred.

Mr. Earley shall not be treated as an employee for federal or state tax purposes with respect to the consulting services rendered under this Agreement.  The Company shall, to the extent it is legally required to do so, file all necessary tax information reports with federal and state taxing authorities, including an Internal Revenue Service Form 1099, to report the income arising from the Agreement.

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008

3. Effective Date.  Mr. Earley has up to and including twenty-one (21) days from the receipt of this Agreement within which to consider the Agreement.  This Agreement shall become final, binding and enforceable on the eighth day after Mr. Earley signs the Agreement, unless Mr. Earley revokes the Agreement as provided for in Section 15 of this Agreement (the "Effective Date").  The Effective Date shall be no later than October 1, 2008.

4. Payments.

4.1 As consideration for Mr. Earley's promises within this Agreement and Mr. Earley’s execution and acceptance of this Agreement, the Company shall pay Mr. Earley, excluding the payments for the consulting services rendered pursuant to Section 2, the gross amount of One Million Five Hundred Fifty Thousand Dollars and 0/100 ($1,550,000.00), less required governmental payroll deductions.  That amount shall be paid in three separate payments.  The first payment, of Five Hundred Fifty Thousand Dollars and 0/100 ($550,000.00), less required governmental payroll deductions, shall be made on the later of the Effective Date or June 1, 2008.  The second payment, of Five Hundred Thousand Dollars and 0/100 ($500,000.00), less required governmental payroll deductions, shall be made on October 1, 2008. The third payment, of Five Hundred Thousand Dollars and 0/100 ($500,000.00), less required governmental payroll deductions, shall be made no later than December 31, 2008.  Each of these payments shall constitute separate payments that are unrelated to any other payment set forth in Section 4 of this Agreement for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

4.2 As consideration for the consulting services that Mr. Earley shall provide, pursuant to Section 2 of this Agreement, the Company shall pay Mr. Earley the sum of One Hundred Thousand Dollars and 0/100 ($100,000.00), in the form of six (6) monthly installments.  The first five installment payments shall each be in the amount of  Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($16,666.67).  The final installment payment shall be in the amount of Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Five Cents ($16,666.65). Unlike the payments provided for in Section 4.1 above, no deductions shall be made from these payments.  The first installment shall be paid in May of 2008.  During each of the subsequent five (5) months, Mr. Earley shall receive another installment payment, provided however that in no event shall any payment be made after March 15 of 2009.  Each of these payments shall constitute a separate payment that is unrelated to any other payment set forth in this Section 4 of this Agreement for purposes of Section 409A of the Code.

4.3  Notwithstanding the above, Mr. Earley shall receive payment for any unused and accrued vacation that remains accrued and unpaid (in accordance with the Company’s payroll policies) as of the Separation Date less required governmental payroll deductions, which shall be paid to Mr. Earley, in the form of a lump-sum payment.  That payment shall be paid as soon as administratively practicable, but under no circumstances later than June 15, 2008.  In addition, the Company shall pay Mr. Earley, no later than June 15, 2008, a lump sum amount equal to the employee's cost of purchasing  six months of COBRA coverage, under the Company's health insurance plan for Mr. Earley and his family, less required governmental payroll deductions.   Mr. Earley shall be free to spend that amount on COBRA coverage or anything else he may choose.  Each of these payments shall constitute a separate payment that is unrelated to any other payment set forth in this Section 4 of the Agreement for purposes of Section 409A of the Code.

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008

5. Payment of Equity Compensation.  Of the gross compensation provided for in Section 4.1 of this Agreement, the first Six Hundred Sixty-Five Thousand Eight Hundred Fifty-Five Dollars and 0/100 ($665,855.00) paid out with respect to the first and second payments set forth in Section 4.1, is in full payment of the equity compensation benefits in which Mr. Earley has vested (including, without limitation, all awards of phantom units, such as LP and GP units) as of the Separation Date pursuant to the Boardwalk Pipeline Partners Long-Term Incentive Plan and Strategic Long Term Incentive Plan.  Mr. Earley hereby acknowledges that all rights to any and all equity compensation benefits (including, without limitation, all awards of phantom units) from the Company pursuant to the Boardwalk Pipeline Partners Long-Term Incentive Plan, Strategic Long Term Incentive Plan or any other plan in which he is not vested, as determined in the sole discretion of the plan administrator of such plan, as of the Separation Date are hereby forfeited, and the Company shall have no obligation to provide any further benefits or payments under any such plan to Mr. Earley, except as specifically and expressly set forth in this Section 5 above. Mr. Earley additionally hereby acknowledges that the portion of the payment in Section 4.1 representing vested equity compensation benefits, as referenced above in this Section, constitutes full and complete payment for all vested equity compensation benefits (including, without limitation, all awards of phantom units) to which he may be entitled under the Boardwalk Pipeline Partners Long-Term Incentive Plan, Strategic Long Term Incentive Plan, or any other plan.

6. Release.  In consideration of the payments set forth in Section 4.1, an amount to which Mr. Earley is not otherwise entitled, and the sufficiency of which Mr. Earley acknowledges, Mr. Earley hereby KNOWINGLY AND VOLUNTARILY RELEASES AND DISCHARGES Gulf South, Gulf Crossing, Texas Gas, Boardwalk GP and Boardwalk Operating, and the past and present successors, assigns, affiliates, parent companies, subsidiaries, partnerships, limited partnerships, partners, joint ventures, predecessors, officers, directors, trustees, conservators, employees, agents, insurance carriers, contractors, representatives, shareholders and attorneys of Gulf South, Gulf Crossing, Texas Gas, Boardwalk GP, Boardwalk Operating, and any of their benefit plans (including, without limitation, the Boardwalk Pipeline Partners Long-Term Incentive Plan (and their plan administrators)) and any of the other foregoing entities from any and all rights, claims, debts, liabilities, actions and/or causes of action, whether in law or in equity, whether known or unknown, that are based upon facts occurring at any time prior to, or at the time of, Mr. Earley’s signing of this Agreement including, but not limited to, any matter or action related to Mr. Earley's employment with, termination from, and/or affiliation with Gulf South, Gulf Crossing, Texas Gas, Boardwalk GP and/or Boardwalk Operating, including, but not limited to, the following, identified in subsections 6.1, 6.2 and 6.3 below:

6.1 Any statutory claims under the Civil Rights Acts of 1866, 1964, and 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Rehabilitation Act of 1973; Executive Order 11246; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; the Equal Pay Act; the Sarbanes-Oxley Act, Chapter 451 of the Texas Labor Code; the Texas Payday Law; Chapter 21 of the Texas Labor Code; and all other federal, state or local statutes, laws or regulations;

6.2 Any tort, contract or other common law claims, matters or actions related to Mr. Earley's employment and/or affiliation with, or termination and/or separation from, Gulf South, Gulf Crossing, Texas Gas, Boardwalk GP, and/or Boardwalk Operating, including, but not limited to, defamation, intentional infliction of emotional distress, fraud, misrepresentation, breach of contract, wrongful discharge, constructive discharge, breach of any express or implied covenant of good faith and fair dealing and breach of fiduciary duty; and,

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008

6.3 Any and all claims for past or future employment benefits, including, but not limited to, wages, bonuses, incentives (including phantom based equity programs), vacation pay, medical insurance coverage and/or other benefits.

6.4 Notwithstanding the foregoing provisions of this Section 6, (i) to the extent that Mr. Earley has served as an officer, director, member, manager, agent or employee, of any of the companies currently or formerly constituting part of the Company, he shall continue to be entitled to indemnity for any and all claims (including, but not limited to any damages, fines, penalties, attorneys’ fees and related costs and expenses) to the maximum extent permitted and provided for under the articles or certificate of incorporation or organization, bylaws, operating agreement, regulations, limited partnership agreement, partnership agreement and any other charter documents of any of the constituent companies of the Company and (ii) none of the release provisions in this Agreement release any indemnification protections that Mr. Earley would otherwise have under the articles or certificate of incorporation or organization, bylaws, operating agreement, regulations, limited partnership agreement, partnership agreement and any other charter documents of any of the constituent companies of the Company; provided, however, that any such indemnification shall be provided only to the extent that any such claims are related to Mr. Earley's performance of service to the Company or any of its constituent companies in his capacity as an officer, director, member, manager, agent or employee of the Company or its constituent companies and only to the extent permitted under applicable law.

7. Termination from All Positions with the Company.  Mr. Earley agrees that as of the Separation Date he has ceased to hold any positions of any nature with Gulf South, Gulf Crossing, Texas Gas, Boardwalk GP, and/or Boardwalk Operating, including, without limitations, any positions as an officer, director, member, manager, partner, employee or agent with Gulf South, Gulf Crossing, Texas Gas, Boardwalk GP, and/or Boardwalk Operating or any parent, affiliate, subsidiary or partner of Gulf South, Gulf Crossing, Texas Gas, Boardwalk GP, and/or Boardwalk Operating.

8. Confidential and Proprietary Information.  Mr. Earley acknowledges, agrees and stipulates that during his employment with the Company he has had access to confidential and proprietary information relating to the business and affairs of the Company, including, without limitation, (i) the Company's financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers of the Company and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about the Company 's employees and the terms and conditions of their employment with the Company; (iv) computer techniques, programs and software of the Company; (v) gas measurement devices, strategies, and associated programs and software; (vi) information about potential acquisitions or divestitures by the Company; and (vii) any other non-public information of the Company that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information").  In no event shall the definition of Confidential Information include any information which (i) is generally known or available to the general public, (ii) is lawfully acquired by Mr. Earley from any third party not bound by an obligation of confidence, or (iii) is in or hereafter becomes a part of the public domain other than by reason of a violation of this Agreement. Mr. Earley agrees that he shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity.  Mr. Earley further acknowledges that if Mr. Earley were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause the Company irreparable harm and injury for which no adequate remedy at law exists.  Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Mr. Earley, the Company shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity.  Mr. Earley acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which the Company may pursue.

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008

9. Non-Solicitation and Non-Recruitment Covenants.

9.1 Non-Solicitation Obligations. In consideration of the payments set forth in Section 4.1 of this Agreement and the Confidential Information which was given to Mr. Earley during his employment, and which may be given to Mr. Earley in connection with his performance of the consulting services, and in order to enforce Mr. Earley's agreement not to disclose Confidential Information, Mr. Earley and the Company agree that, for a period of twelve (12) months from and after the Separation Date, Mr. Earley shall not, in any capacity, directly or indirectly call on, service or solicit competing business from customers or prospective customers of the Company as of the Separation Date or cause or encourage others to call on, service or solicit competing business from customers or prospective customers of the Company, except as needed to perform the consulting services on behalf of the Company described in Section 2, if, within the twelve (12) months preceding the Separation Date, Mr. Earley had or made contact with the customer, or had access to information and files about the customer.  Additionally, Mr. Earley agrees that, for a period of six months following his Separation Date, he shall not  engage in any full time employment with any employer that directly or indirectly owns or operates (i) an interstate natural gas pipeline, (ii) an intrastate natural gas pipeline, and/or (iii) a natural gas storage facility in the United States.  As provided in Section 2, Mr. Earley may provide consulting services to other clients, so long as he does not violate the provisions of this Section 9.

9.2 Non-Recruitment Obligations.  In consideration of the payments set forth in Section 4.1 of this Agreement and the Confidential Information which was given to Mr. Earley during his employment, and which may be given to Mr. Earley in connection with his performance of the consulting services, and in order to enforce Mr. Earley's agreement not to disclose Confidential Information, Mr. Earley and the Company agree that, for a period of twelve (12) months from and after the Separation Date, Mr. Earley shall not, in any capacity, directly or indirectly, (i) encourage, hire, induce, or solicit any employee of the Company to accept employment with any other employer, (ii) encourage induce, or solicit any employee of the Company to leave employment with the Company, or (iii) cause or encourage others to encourage, induce or solicit any employee of the Company to leave the Company.

9.3 Injunctive Relief.  The Company and Mr. Earley acknowledge and agree that breach of any of the covenants made by Mr. Earley in this Section 9 would cause irreparable injury to the Company, which could not sufficiently be remedied by monetary damages; and, therefore, that the Company shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions; and orders of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof.  If the Company must bring suit to enforce the provisions of Section 9 or to defend against any such action, should the Company prevail in any such action it shall be entitled to recover its reasonable attorney's fees and costs related thereto.

9.4 Tolling.  If Mr. Earley is found to have breached any promise made in Section 9 of this Agreement, the 12-month period specified in Sections 9.1 and 9.2 of this Agreement shall be extended by the period of time for which Mr. Earley was in breach so that the Company has the full benefit of the 12 month period(s) specified in Sections 9.1 and 9.2.

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008

10. Company Property.  Mr. Earley agrees to deliver to Michael McMahon, General Counsel of Boardwalk Pipeline Partners, LP, no later than ten (10) days following the Effective Date, any and all property, including keys, access cards, files provided for Mr. Earley's use by the Company and all CD's, computer disks, flash/thumb drives and other electronic or written materials including but not limited to business related emails and computer files which relate to the Company, its business activities, or Mr. Earley's position(s) with the Company.

11. Non-Disparagement.  Mr. Earley agrees that he shall not make disparaging remarks or communications of any type concerning the Company or any of the parents, affiliates or subsidiaries of the Company, or any of the officers or directors of any of those entities.  Mr. Earley agrees that he shall engage in no conduct designed to be, or that would have the effect of being, detrimental to the interests and goodwill of the Company, its officers, directors or employees, nor shall he engage in any conduct designed to reflect, or that would have the effect of reflecting, adversely on the reputation and/or goodwill of the Company, its officers, directors or employees, provided that no section or provision in this Agreement shall be construed as prohibiting Mr. Earley from making any truthful statements or reports to any regulatory agency or other governmental agency or official.

12. Cooperation.  For a period of twelve months following the Effective Date and conditioned upon full compliance by the Company and its constituent component companies with any ongoing indemnity obligations set forth in Section 6.4, Mr. Earley agrees to cooperate with the Company as reasonably requested by responding to questions, attending meetings, depositions, administrative or regulatory proceedings and court hearings, executing documents and cooperating with the Company and its accountants and legal counsel with respect to business or regulatory issues, and/or claims and litigation involving third parties, of which he has or had knowledge. In addition, Mr. Earley agrees to use his best efforts, when requested or if directly contacted by a current Company employee, to encourage current Company employees to stay with the Company and to provide the Company at least the same level of performance as they did when he was at the Company.  Mr. Earley agrees to communicate with all parties, witnesses and other participants, and their respective legal counsel, in any such claims, administrative proceedings or litigation through the designated legal counsel of the Company.  The Company agrees to comply with the indemnity provisions of Section 6.4 and, in addition,  reimburse Mr. Earley for reasonable out-of-pocket expenses actually incurred for travel, meals and lodging, in accordance with the then existing policies of the Company, for providing requested cooperation required by this Section 12; provided, however, that no reimbursement shall be made to Mr. Earley unless: (i) all of the conditions in this Section are satisfied; and (ii) all of the conditions in Section 20 are satisfied.  The reimbursement shall be paid to Mr. Earley by the Company as soon as administratively practicable after Section 12(i) is satisfied, but in no event shall reimbursements be paid later than the last day of the calendar year following the calendar year that the expense was incurred.

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008

Further, Mr. Earley agrees that, at all times in the future, he shall maintain, in strict confidence, any information of which he may now have or hereinafter obtain knowledge regarding pending claims, administrative proceedings and litigation against the Company, or which may be made the basis of future claims, administrative proceedings or litigation against the Company, except to the extent otherwise required by law.  Additionally, Mr. Earley agrees that, at all times in the future, he shall not communicate with any person having a legal interest adverse to the interest of the Company, or with a representative, agent or legal counsel for any such person, concerning any currently pending or potential future claims, administrative or regulatory proceedings or litigation against the Company, without the express written agreement of the Company, except to the extent required by law.

13. Representations Concerning Business Conflicts.  Mr. Earley represents that during his employment with the Company he has not solicited or received any gifts, contributions, gratuities, services or kickbacks of anything more than nominal value from any customer, supplier or contractor of the Company.  Mr. Earley represents that he has not had a contractual or business relationship with any supplier, customer, or contractor of the Company.  Mr. Earley represents that he has not entered into any transactions where he improperly benefited or attempted to improperly benefit from his employment with the Company.  Mr. Earley represents that, to the best of his knowledge, he has not engaged in any situation in which his own interest influenced the way he handled Company business, including the use of his relationship with the Company for personal profit or advantage, either directly or indirectly.  Mr. Earley represents that, to the best of his knowledge, he has not engaged in any conduct that created an actual or potential conflict of interest or created the appearance of such a conflict.  Mr. Earley represents that, to the best of his knowledge, he has not  engaged in (i) any transaction where he, directly or through others, converted or attempted to convert any benefit, asset or opportunity of the Company into a benefit, asset or opportunity of himself or (ii) any situation where he, directly or through others, acquired, appropriated, or obtained for himself any good, service, benefit, asset or opportunity through use of the Company’s assets, other than normal salary and employee benefits paid to Mr. Earley in connection with his employment with the Company.  Mr. Earley represents that, to the best of his knowledge, he has not disclosed or used confidential or proprietary Company information for personal profit or advantage, for the profit or advantage of any third party or for any other purpose not specifically authorized by the Company.

14. Twenty-One (21) Days to Consider.  The Company advises Mr. Earley that he has twenty-one (21) calendar days from the date he receives this Agreement within which to consider whether to sign this Agreement.  The Company advises Mr. Earley that he may voluntarily choose to sign the Agreement earlier, but is not required to do so.

15. Seven (7) Days to Revoke.  The Company hereby advises Mr. Earley that for a period of seven (7) calendar days after he signs this Agreement, Mr. Earley may revoke this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired. In order to revoke this Agreement pursuant to this Section 15, Mr. Earley must submit his revocation in writing to Michael McMahon, General Counsel, 9 Greenway Plaza, Suite 2800, Houston, Texas 77046, before the expiration of the seven (7) day period.  Notwithstanding the foregoing, Mr. Earley acknowledges that the termination of his employment as of the Separation Date shall remain effective even if Mr. Earley revokes the Agreement.  Mr. Earley acknowledges, represents and agrees that he understands his rights and obligations under this Section 15.

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008

16. Advice of Attorney. The Company hereby advises Mr. Earley to consult with an attorney prior to executing (signing) this Agreement.

17. Non-Admission.  This Agreement is not an admission by either Mr. Earley or the Company of any wrongdoing or liability.

18. Prior Agreements Superseded.  This Agreement constitutes the sole agreement of the parties hereto concerning the subject matter herein and supersedes any prior understandings or written or oral agreements between the parties regarding the subject matter herein.

19. Exclusive Law, Severability and Venue. This Agreement shall be interpreted in accordance with the laws of the State of Texas.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the "Law"), then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law.  All other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation. Mr. Earley agrees that for all matters directly or indirectly arising out of this Agreement, venue and jurisdiction for any such matters shall lie with the state and federal courts located in Harris County, Texas as applicable under this Agreement.

20. Section 409A.  To the extent that the terms of this Agreement would subject Mr. Earley to gross income inclusion, penalties, interest, or additional tax pursuant to Section 409A of the Code, those terms are automatically stricken and reformed either to be exempt from, or to comply with, Section 409A of the Code and the regulations issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, if at the time of Mr. Earley's termination of employment with the Company, he is a "specified employee" as defined in Section 409A of the Code, no payment or benefit that results from his termination of employment shall be provided until the date which is six months after the date of his termination of employment (or, if earlier, his date of death).  Payments to which Mr. Earley would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his termination of employment.  Notwithstanding anything to the contrary, to the extent required by Section 409A of the Code: (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during the calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year and (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

21. Tax Advice. Mr. Earley acknowledges that neither the Company nor any of its representatives have provided him with any tax advice or tax-related representations concerning the payments provided for in this Agreement or any other aspect of this Agreement.  Mr. Earley agrees that he should consult his own tax advisor(s) for any such tax advice or information.

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008

IN WITNESS WHEREOF, the parties have duly executed and delivered this Separation Agreement to be effective as of the Effective Date.

By:	/s/ John C. Earley, Jr.
Mr. John C. Earley, Jr.

Date:	May 8, 2008

For the Company:

By:           /s/ Michael McMahon
Mr. Michael McMahon
General Counsel

Date:       May 8, 2008

Exhibit 10.2 to the Boardwalk Pipeline Partners, LP Form 10Q filed July 29, 2008